HF SINCLAIR CORPORATION
AMENDED AND RESTATED 2020 LONG TERM INCENTIVE PLAN

NOTICE OF GRANT OF RESTRICTED STOCK UNITS
(U.S.)

Pursuant to the terms and conditions of the HF Sinclair Corporation Amended and Restated 2020 Long Term Incentive Plan (the "***Plan***"), and the associated Restricted Stock Unit Agreement (U.S.) which has been made separately available to you (the "***Agreement***"), you are hereby granted an award to receive the number of Restricted Stock Units ("***RSUs***") set forth below, whereby each RSU represents the right to receive one Share (as provided in Section 8 of the Agreement), plus rights to certain dividend equivalents described in Section 3 of the Agreement, under the terms and conditions set forth below, in the Agreement, and in the Plan. Capitalized terms used but not defined herein shall have the meanings set forth in the Plan or the Agreement. You may obtain a copy of the Plan and a copy of the prospectus related to the Plan by following the instructions attached as Appendix A. Additionally, you may request a copy of the Plan or the prospectus by contacting Shelley Christian at Shelley.Christian@HFSinclair.com or 214.871.3529.

Grantee:	Franklin Myers
Date of Grant:	March 25, 2026 ("***Date of Grant***")
Number of Restricted Stock Units:	1,798
Vesting Schedule:	The restrictions on all of the RSUs granted pursuant to the Agreement will expire and the RSUs will vest according to the following schedule (or on the first business day thereafter if the date below falls on a weekend) (such date, the "***Regular Vesting Date***"); provided, that (except as otherwise provided in Section 6 of your Agreement) you remain in the service of the Company or its subsidiaries continuously from the Date of Grant through the Regular Vesting Date (as determined under the Agreement).

Regular Vesting Date	Cumulative Portion of RSUs that will become Vested
December 1, 2026	100%

Except as otherwise provided in Section 6 of your Agreement and except to the minimum extent required by any applicable employment standards legislation (if applicable) or other applicable law, all RSUs that have not become vested and non-forfeitable pursuant to this Notice of Grant of Restricted Stock Units will be null and void and forfeited to the Company in the event of your termination by the Company or any of its subsidiaries for any reason or upon your breach of the covenants set forth in Section 23 of the Agreement.

Settlement Date: May 1, 2028

The Shares you receive upon settlement will be taxable to you in an amount equal to the closing price of the Shares on the date of settlement. By receipt or acceptance of the RSUs you acknowledge and agree that (a) you are not relying on any written or oral statement or representation by the Company, its affiliates, or any of their respective employees, directors, officers, attorneys or agents (collectively, the "***Company Parties***") regarding the tax effects associated with this Notice of Grant of Restricted Stock Units and the Agreement and your receipt, holding and vesting of the RSUs, (b) in accepting the RSUs you are relying on your own judgment and the judgment of the professionals of your choice with whom you have consulted, (c) a copy of the Agreement and the Plan has been made available to you, (d) you agree to comply with the terms and conditions of the Plan and the Agreement (including, but not limited to, the covenants set forth in Section 23 of the Agreement), (e) you are hereby advised to consult with an attorney before entering into the Agreement and the covenants set forth in Section 23, (f) you agree to transfer all shares settled as a result of this Award to a separate personal brokerage account within 90 days following settlement, and (g) that the Award and any additional compensation you are owed or entitled to, may be subject to any clawback policy the Company adopts at any time. In addition, you consent to receive documents from the Company and any plan administrator by means of electronic delivery, provided that such delivery complies with applicable law, including, without limitation, documents pursuant or relating to any equity award granted to you under the Plan or any other current or future equity or other benefit plan of the Company (the "***Company's Equity Plans***"). This consent shall be effective for the entire time that you are a participant in a Company Equity Plan. By receiving or accepting the RSUs you hereby release, acquit and forever discharge the Company Parties from all actions, causes of actions, suits, debts, obligations, liabilities, claims, damages, losses, costs and expenses of any nature whatsoever, known or unknown, on account of, arising out of, or in any way related to the tax effects associated with this Notice of Grant of Restricted Stock Unit and the Agreement and your receipt, holding and the vesting and settlement of the RSUs. By asserting any rights with respect to, or accepting any payments under, the Plan and the Agreement, you will be deemed to have understood and agreed to the terms and conditions of the Plan and the Agreement.

HF Sinclair Corporation

Dale Kunneman, Senior Vice President and Chief Human Resources Officer

Appendix A

HF SINCLAIR CORPORATION
AMENDED AND RESTATED 2020 LONG TERM INCENTIVE PLAN

RESTRICTED STOCK UNIT AGREEMENT
(U.S.)

This Agreement is made and entered into as of the Date of Grant set forth in the Notice of Grant of Restricted Stock Units ("***Notice of Grant***") by and between HF Sinclair Corporation, a Delaware corporation (the "***Company***"), and you;

WHEREAS, the Company, as part of your compensation for services provided to the Company or any of its subsidiaries and in order to further induce you to materially contribute to the success of the Company, agrees to grant you this restricted stock unit award;

WHEREAS, the Company adopted the Plan (as defined in the Notice of Grant) under which the Company is authorized to grant stock units and phantom stock awards, as applicable to certain employees, directors and other service providers of the Company and its subsidiaries;

WHEREAS, a copy of the Plan has been furnished to you and shall be deemed a part of this Restricted Stock Unit Agreement (U.S.) ("***Agreement***") as if fully set forth herein and the terms capitalized but not defined herein shall have the meanings set forth in the Plan; and

WHEREAS, you desire to accept the restricted stock unit award made pursuant to this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants set forth herein and for other valuable consideration hereinafter set forth, the parties hereto agree as follows:

1. Grant. Subject to the conditions set forth below, the Company hereby grants you effective as of the Date of Grant set forth in the Notice of Grant, as a matter of separate inducement but not in lieu of any cash or other compensation for your services for the Company (or any of its subsidiaries), an award (the "***Award***") covering the aggregate number of restricted stock units ("***RSUs***") set forth in the Notice of Grant in accordance with the terms and conditions set forth herein, in the Notice of Grant and in the Plan, plus the additional rights to receive possible dividend equivalents, in accordance with the terms and conditions set forth herein.

2. No Shareholder Rights. The RSUs granted pursuant to this Agreement do not, and shall not, entitle you to any rights as a holder of Stock, including the right to vote, prior to the date Stock is issued to you in settlement of the Award.

3. Dividend Equivalents. In the event that the Company declares and pays a dividend in respect of its outstanding Stock on or after the Date of Grant and, on the record date for such dividend, you hold RSUs granted pursuant to this Agreement that have not been settled, the Company shall pay to you an amount in cash equal to the cash dividends you would have received if you were the holder of record of the number of shares of Stock related to the portion of your RSUs that have not been settled as of such record date. Such payment (the "***Dividend Equivalents***") shall be made on or promptly following the date that the Company pays such dividend (however, in no event shall the Dividend Equivalents be paid later than 30 days following

the date on which the Company pays such dividend to its shareholders generally). Your rights with respect to the RSUs shall remain forfeitable at all times prior to the date on which the rights become earned and settled as set forth in Section 8, as adjusted by Section 6, as applicable.

4. Restrictions; Forfeiture. The RSUs are restricted in that they cannot be sold, transferred or otherwise alienated or hypothecated until Stock related to such RSUs is issued pursuant to Section 8 following the removal or expiration of the restrictions as contemplated in Section 5 (and Section 6, if applicable) of this Agreement and as described in the Notice of Grant. In the event you cease to be a service provider of the Company or any of its subsidiaries, other than as provided in Section 6 below, the RSUs that are not vested on the date of your termination of service shall be immediately forfeited.

5. Expiration of Restrictions and Risk of Forfeiture. The restrictions on the RSUs granted pursuant to this Agreement will expire and the RSUs will become nonforfeitable as set forth in the Notice of Grant, provided that you remain a service provider of the Company or any of its subsidiaries until the applicable dates and times set forth therein. RSUs that have become vested and non-forfeitable as provided in this Agreement are referred to herein as "***Vested***."

6. Termination of Service.

(a) Termination Generally. Subject to subsections (b), (c), and (d) below, if your service relationship with the Company or any of its subsidiaries is terminated for any reason (including if you voluntarily separate from employment or are terminated by action of the Company (including termination for Cause, as defined below)) such that, as a result of such termination you are no longer providing services to the Company or any of its subsidiaries, then those RSUs that have not become Vested as of the date of your termination shall become null and void and those RSUs shall be forfeited to the Company for no consideration immediately following your termination. The RSUs that are Vested as of the date of your termination shall not be forfeited to the Company and will be settled in accordance with Section 8.

(b) Death or Disability. In the event of your termination of services due to (i) death, or (ii) total and permanent disability, as determined by the Committee in compliance with the rules pursuant to Section 409A of the Code, in each case, before all the RSUs granted pursuant to this Agreement have become Vested, each unvested RSU granted to you pursuant to this Agreement will become Vested immediately following your termination.

(c) Change in Control. In the event of a Change in Control, all of the RSUs granted pursuant to this Agreement will become Vested immediately upon the consummation of the Change in Control transaction.

(d) Effect of Employment Agreement or Other Service Arrangement. Notwithstanding any provision herein to the contrary, in the event of any inconsistency between this Section 6 and any written employment, change in control, or similar agreement entered into by and between you and the Company (or any of its subsidiaries), the terms of the employment, service, change in control or similar agreement shall control, subject to compliance with Section 409A of the Code.

(e) Date of Termination. For purposes of this Agreement, your service will be deemed to terminate on the date that you "separate from service" as such term is defined within Section 409A of the Code and any regulations promulgated thereunder. For the avoidance of doubt, changes in your employment or service by and between the Company and any subsidiary of the Company shall not be treated as a termination of employment or service. The Company shall have the sole discretion to determine when you have "separated from service" for purposes of this Agreement, without reference to any other agreement, written or oral, including your contract of employment.

(f) Definition of Cause. For purposes of this Agreement, "***Cause***" means:

(i) An act or acts of dishonesty on your part constituting a felony or serious misdemeanor and resulting or intended to result directly in gain or personal enrichment at the expense of the Company or any subsidiary;

(ii) Gross or willful and wanton negligence in the performance of your material and substantial duties of employment with the Company and its subsidiaries; or

(iii) Your conviction of a felony involving moral turpitude.

The existence of Cause shall be determined by the Committee, in its sole and absolute discretion.

7. Leave of Absence. With respect to the Award, the Company may, in its sole discretion, determine that if you are on a leave of absence for any reason you will be considered to still be in the employ of, or providing services to, the Company (or a subsidiary), provided that, subject to applicable law, your rights to the RSUs, if any, during a leave of absence will be prorated to reflect the period of time that you provided actual services to the Company.

8. Settlement Date. Shares of Stock shall be issued to you in settlement of your Vested RSUs on May 1, 2028; *provided, however*, that at any time prior to May 1, 2028, you incur a separation from service due to death or disability pursuant to Section 6(b), or a Change in Control transaction occurs pursuant to Section 6(c), you will receive settlement of all Vested RSUs within the thirty (30) day period immediately following your death, disability or the Change in Control event, as applicable. For the avoidance of doubt, the settlement date for purposes of this Agreement shall be the earlier to occur of the times set forth in this Section 8. At the time of settlement, the Company shall cause to be issued shares of Stock registered in your name in payment of the Award. The Company shall evidence the Stock to be issued in payment of the RSUs in the manner it deems appropriate. The value of any fractional RSU shall be rounded down at the time Stock is issued to you. No fractional shares, nor the cash value of any fractional shares, will be issuable or payable to you pursuant to this Agreement. The value of Stock shall not bear any interest owing to the passage of time. Neither this Section 8 nor any action taken pursuant to or in accordance with this Section 8 shall be construed to create a trust or a funded or secured obligation of any kind.

9. Adjustment in Number of RSUs. The number of RSUs subject to this Agreement shall be adjusted to reflect stock splits or other changes in the capital structure of the Company, all in accordance with the Plan. In the event that the outstanding Stock of the Company is exchanged for a different number or kind of shares or other securities, or if additional, new or different shares

are distributed with respect to Stock through merger, consolidation, or sale of all or substantially all of the assets of the Company, there shall be substituted for the Stock under the RSUs subject to this Agreement the appropriate number and kind of shares of new or replacement securities as determined in the sole discretion of the Committee, subject to the terms and provisions of the Plan.

10. Payment of Taxes. The Company may require you to pay to the Company (or the Company's subsidiary if you are an employee of a subsidiary of the Company), an amount the Company deems necessary to satisfy its (or its subsidiary's) current or future withholding with respect to federal, state or local income or other taxes that you incur as a result of the Award. With respect to any tax withholding (and to the extent permissible pursuant to Rule 16b-3 under the Exchange Act, if applicable), you may (a) direct the Company to withhold from the Stock to be issued to you under this Agreement the number of shares of Stock necessary to satisfy the Company's withholding of such taxes, which determination will be based on the Stock's Fair Market Value at the time such determination is made; (b) deliver to the Company Stock sufficient to satisfy the Company's tax withholding, based on the Stock's Fair Market Value at the time such determination is made; or (c) deliver cash to the Company sufficient to satisfy its tax withholding obligations. If you desire to elect to use the stock withholding option described in subparagraph (a), you must make the election at the time and in the manner the Company prescribes and the maximum number of shares of Stock that may be so withheld or surrendered shall be a number of shares that have an aggregate Fair Market Value on the date of withholding or repurchase of up to the aggregate amount of such tax liabilities determined based on the greatest withholding rates for you in your relevant federal, state, foreign and/or local tax jurisdiction, including payroll taxes, that may be utilized without creating adverse accounting treatment with respect to the Award. The Company, in its discretion, may deny your request to satisfy its tax withholding obligations using a method described under subparagraph (a), (b) or (c) and require an alternative method of withholding. In the event the Company determines that the aggregate Fair Market Value of the Stock withheld as payment of any tax withholding obligation is insufficient to discharge that tax withholding obligation, then you must pay to the Company, in cash, the amount of that deficiency immediately upon the Company's request.

11. Compliance with Securities and Other Applicable Laws. Notwithstanding any provision of this Agreement to the contrary, the issuance of Stock will be subject to compliance with all applicable requirements of federal, state, or foreign law with respect to such securities and with the requirements of any stock exchange or market system upon which the Stock may then be listed. No Stock will be issued hereunder if such issuance would constitute a violation of any applicable federal, state, or foreign securities laws or other law or regulations or the requirements of any stock exchange or market system upon which the Stock may then be listed. In addition, Stock will not be issued hereunder unless (a) a registration statement under the Securities Act is, at the time of issuance, in effect with respect to Stock issued or (b) in the opinion of legal counsel to the Company, Stock issued may be issued in accordance with the terms of an applicable exemption from the registration requirements of the Securities Act. The inability of the Company to obtain from any regulatory body having jurisdiction the authority, if any, deemed by the Company's legal counsel to be necessary to the lawful issuance and sale of any Stock subject to the Award will relieve the Company of any liability in respect of the failure to issue such Stock as to which such requisite authority has not been obtained. As a condition to any issuance hereunder, the Company may require you to satisfy any qualifications that may be necessary or appropriate to evidence compliance with any applicable law or regulation and to make any representation or

warranty with respect to such compliance as may be requested by the Company. From time to time, the Board and appropriate officers of the Company are authorized to take the actions necessary and appropriate to file required documents with governmental authorities, stock exchanges, and other appropriate Persons to make Stock available for issuance.

12. Legends. The Company may at any time place legends referencing any restrictions imposed on the Stock pursuant to Sections 4 and 11 of this Agreement on all certificates representing Stock issued with respect to this Award.

13. Right of the Company and Subsidiaries to Terminate Services. Nothing in this Agreement confers upon you the right to continue in the employ of or performing services for the Company or any of its subsidiaries, or interfere in any way with the rights of the Company or any of its subsidiaries to terminate your employment or service relationship at any time subject to applicable law and the terms of any applicable employment agreement.

14. Furnish Information. You agree to furnish to the Company all information requested by the Company to enable it to comply with any reporting or other requirements imposed upon the Company by or under any applicable statute or regulation.

15. Remedies. The Company shall be entitled to recover from you reasonable attorneys' fees incurred in connection with the successful enforcement of the terms and provisions of this Agreement whether by an action to enforce specific performance or for damages for its breach or otherwise to the extent allowed by applicable law.

16. No Liability for Good Faith Determinations. The Company and the members of the Board shall not be liable for any act, omission or determination taken or made in good faith with respect to this Agreement or the RSUs granted hereunder.

17. Execution of Receipts and Releases. Any payment of cash or any issuance or transfer of RSUs or other property to you, or to your legal representative, heir, legatee or distributee, in accordance with the provisions hereof, will, to the extent thereof, be in full satisfaction of all claims of such persons hereunder. In addition, the Company may require you or your legal representative, heir, legatee or distributee, as a condition precedent to such payment or issuance, to execute a general release of all claims in favor of the Company, any subsidiary and the foregoing entities' respective predecessors, successors, employees, officers, directors, managers, members, stockholders or board members of the foregoing in such form as the Company may determine (the "***Release***"). If the Release is not executed and returned to the Company on or before the Release Expiration Date, and the required revocation period has not fully expired without revocation of the Release by you, then you shall not be entitled to settlement of any portion of the Award. As used herein, the "***Release Expiration Date***" is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to you (which shall occur no later than seven (7) days after your separation from service) or, in the event that such separation from service is "in connection with an exit incentive or other employment termination program" (as such phrase is defined in the Age Discrimination in Employment Act of 1967), and you are age 40 or over as of your termination date, the date that is forty-five (45) days following such delivery date. The parties may agree in writing to extend the consideration timelines stated in this paragraph. In the event the period you are given to review, execute and revoke a release provided

pursuant to this Section 17 spans two calendar years, any payment to you pursuant to this Agreement will be made in the second calendar year.

18. Clawback. This Agreement is subject to any written clawback policies that the Company, with the approval of the Board or the Committee, may adopt to the extent not prohibited by applicable law. Any such policy may subject your RSUs and amounts paid or realized with respect to the RSUs under this Agreement and any other compensation (whether or not such other compensation is "incentive-based compensation" as defined in such policy) to which you are owed or entitled to outside of this Agreement, to reduction, cancelation, forfeiture or recoupment if certain specified events or wrongful conduct occur, including but not limited to an accounting restatement due to the Company's material noncompliance with financial reporting regulations or other events or wrongful conduct specified in any such clawback policy adopted by the Company, including any policy to conform to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 and rules promulgated thereunder by the Securities and Exchange Commission and that the Company determines should apply to this Agreement and all such applicable compensation.

19. No Guarantee of Interests. Neither the Board nor the Company guarantee the Stock from loss or depreciation.

20. Company Records. Records of the Company or its subsidiaries regarding your period of employment or service, termination of service and/or employment and the reason(s) therefor, leaves of absence, re-employment, and other matters shall be conclusive for all purposes hereunder, unless determined by the Company to be incorrect.

21. Notice. All notices required or permitted under this Agreement must be in writing and personally delivered or sent by mail and shall be deemed to be delivered on the date on which it is actually received by the person to whom it is properly addressed or, if earlier, the date it is sent via certified United States mail.

22. Waiver of Notice. Any person entitled to notice hereunder may waive such notice in writing.

23. Section 409A. It is intended that the RSUs awarded hereunder shall comply with the requirements of Section 409A of the Code (and any regulations and guidelines issued thereunder), and this Agreement shall be construed and interpreted on a basis consistent with such intent. Payments shall only be made on an event and in a manner permitted by Section 409A of the Code, except as otherwise determined by the Committee. Each payment under this Agreement is considered a separate payment for purposes of Section 409A of the Code. This Agreement may be amended without your consent in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code. All payments to be made upon a termination of employment under this Agreement may only be made upon a "separation from service" under Section 409A of the Code. In no event may you, directly or indirectly, designate the calendar year of a payment. Notwithstanding anything in this Agreement to the contrary, if you are a "specified employee" under Section 409A of the Code at the time of separation from service and if payment of any amount under this Agreement is required to be delayed for a period of six months after the separation from service pursuant to Section 409A of the Code, payment of

such amount shall be delayed as required by Section 409A of the Code, and the accumulated postponed amount shall be paid in a lump sum payment within 10 days after the end of the six-month period. If you die during the postponement period prior to the payment of the postponed amount, the accumulated postponed amount shall be paid to the personal representative of your estate within 60 days after the date of your death.

24. Successors. This Agreement shall be binding upon you, your legal representatives, heirs, legatees and distributees, and upon the Company, its successors and assigns.

25. Severability. If any provision of this Agreement is held to be illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining provisions hereof, but such provision shall be fully severable and this Agreement shall be construed and enforced as if the illegal or invalid provision had never been included herein.

26. Company Action. Any action required of the Company shall be by resolution of the Board or by a person or entity authorized to act by resolution of the Board.

27. Headings. The titles and headings of Sections are included for convenience of reference only and are not to be considered in construction of the provisions hereof.

28. Administration. This Agreement shall at all times be subject to the terms and conditions of the Plan. The Committee shall have sole and complete discretion with respect to all matters reserved to it by the Plan and decisions of a majority of the Committee with respect thereto and this Agreement shall be final and binding upon you and the Company. In the event of any conflict between the terms and conditions of this Agreement and the Plan, the provisions of the Plan shall control.

29. Governing Law. All questions arising with respect to the provisions of this Agreement shall be determined by application of the laws of the State of Delaware, without giving any effect to any conflict of law provisions thereof, except to the extent Delaware state law is preempted by federal law. The obligation of the Company to sell and deliver Shares hereunder is subject to applicable laws and to the approval of any governmental authority required in connection with the authorization, issuance, sale, or delivery of such Stock.

30. Consent to Delaware Jurisdiction and Venue. You hereby consent and agree that state courts located in Delaware and the United States District Court for the District of Delaware each shall have personal jurisdiction and proper venue with respect to any dispute between you and the Company arising in connection with the RSUs or this Agreement. In any dispute with the Company, you will not raise, and you hereby expressly waive, any objection or defense to any such jurisdiction as an inconvenient forum.

31. Amendment. This Agreement may be amended by the Board or by the Committee at any time (a) if the Board or the Committee determines, in its sole discretion, that amendment is necessary or advisable in light of any addition to or change in any federal or state, tax or securities law or other law or regulation, which change occurs after the Date of Grant and by its terms applies to the Award; or (b) other than in the circumstances described in clause (a) or provided in the Plan, with your consent.

32. The Plan. This Agreement is subject to all the terms, conditions, limitations and restrictions contained in the Plan.

33. Nontransferability of Agreement. This Agreement and all rights under this Agreement shall not be transferable by you during your life other than by will or pursuant to applicable laws of descent and distribution. Any of your rights and privileges in connection herewith shall not be transferred, assigned, pledged or hypothecated by you or by any other person or persons, in any way, whether by operation of law, or otherwise, and shall not be subject to execution, attachment, garnishment or similar process. In the event of any such occurrence, this Agreement shall automatically be terminated and shall thereafter be null and void. Notwithstanding the foregoing, all or some of the RSUs or rights under this Agreement may be transferred to a spouse pursuant to a domestic relations order issued by a court of competent jurisdiction.